Exhibit (k)(5)

FORM OF AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 1st day of February, 2017 by and among Aetna Multi-Strategy 1099 Fund, a Delaware statutory trust (the "Fund"), and Aetna Capital Management, LLC, ("ACM") an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940,as amended.

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end, management investment company;

WHEREAS, ACM acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund effective as of August 1, 2012 (the “Investment Management Agreement”), pursuant to which it is paid an investment management fee (the “Investment Management Fee”);

WHEREAS, this Agreement supersedes the Expense Limitation and Reimbursement Agreement effective as of August 1, 2012 between the Fund and ACM (the “Prior Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging ACM pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1          Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Confidential Private Placement Memorandum as currently in effect.

2.          ACM agrees to waive the Investment Management Fee and other fees payable to it by the Fund, and to pay or absorb expenses of the Fund (a “Waiver”) so that the Total Annual Expenses of the Fund (excluding taxes, interest, brokerage commissions, certain transaction-related expenses, extraordinary expenses and any acquired fund fees and expenses) will not exceed 1.50% of the net assets of the Fund on an annualized basis (the “Expense Limitation”).

3.           This Agreement will have an initial term ending one (1) year from the date written above, and during such initial term neither ACM nor the Fund may terminate this Agreement. This Agreement will automatically renew for consecutive one-year terms thereafter so long as ACM or an Affiliate thereof acts as investment manager or servicing agent of the Fund.  Subject to the initial sentence of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4.           The Fund agrees to carry forward, for a period not to exceed three years (3) from the date on which a Waiver is made by ACM, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by ACM, and to repay ACM such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation.  To the extent that such repayment is due, it shall be made as promptly as possible, in conjunction with the next succeeding payment of Investment Management Fee to ACM.  To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5.          In addition, the Fund and ACM hereto agree that, notwithstanding the termination of the Prior Agreement, ACM’s right to recover fees and expenses thereunder out of assets belonging to the Fund survive termination of such Prior Agreement and such amounts are recoverable by ACM in accordance with the terms of the Prior Agreement. The Fund is not obligated to pay any such waived or absorbed fees or expenses under the Prior Agreement more than three (3) years after the date on which the fee or expense was waived or absorbed under the Prior Agreement.

6.          If this Agreement is terminated by the Fund, the Fund agrees to repay to ACM any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to ACM not later than three years (3) from the date on which a Waiver was made by ACM (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.  If this Agreement is terminated by ACM, the Fund agrees to repay to ACM any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to ACM not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

7.           This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the state of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

8.           This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

AETNA MULTI-STRATEGY 1099 FUND

By:
Title:

AETNA CAPITAL MANAGEMENT, LLC

By:
Title:

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